Exhibit 99.1

Marrone Bio Innovations Announces Updates to Board of Directors

January 5, 2016, DAVIS, CA — Marrone Bio Innovations, Inc. (MBI), (NASDAQ: MBII), a leading provider of bio-based pest management and plant health products for the agriculture, turf and ornamental and water treatment markets, today announced updates to its Board of Directors.

Michael Benoff has joined MBI’s Board of Directors and Audit Committee. Mr. Benoff has worked as independent consultant since 2008, advising clients on corporate strategy and corporate finance, including preparing business models, structuring debt acquisitions, managing capital markets transactions and advising on equity capitalization matters. Mr. Benoff previously served as the CFO of The Money Store Inc., retiring after its sale in 1999, after which he became active as a private investor. Mr. Benoff is currently a board member of the Sacramento Tree Foundation. Mr. Benoff received his B.A. in Politics at Princeton University.

Mr. Benoff was appointed to a seat left vacant by Les Lyman, who resigned from MBI’s Board of Directors effective January 4, 2016, for personal reasons.

In addition, Tim Fogarty, a member of MBI’s Board of Directors since 2010, has been appointed as Chairperson of the Board. Mr. Fogarty is currently the Chief Financial Officer and a Partner of the Contrarian Group, Inc., an investment and management company which is also an investor in MBI through its limited partnership, CGI Opportunity Fund II, L.P. Prior to joining Contrarian Group in 2006, Mr. Fogarty held various financial and executive positions within the insurance industry. Mr. Fogarty has a Bachelors of Science Degree in Accounting and is a Certified Public Accountant in good standing in California.

About Marrone Bio Innovations

Smart. Natural. Solutions.

Marrone Bio Innovations, Inc. (NASDAQ: MBII) aims to lead the movement to a more sustainable world through the discovery, development and promotion of biological products for pest management and plant health. Our effective and environmentally responsible solutions help customers operate more sustainably while controlling pests, improving plant health, and increasing crop yields. We have three products for agriculture on the market, a proprietary discovery process, a rapid development platform, and a robust pipeline of pest management and plant health product candidates. At Marrone Bio Innovations we are dedicated to pioneering better biopesticides that support a better tomorrow for users around the globe. For more information, please visit www.marronebio.com.

Media Contact:

Cory Ziskind

ICR

646-277-1232

Cory.Ziskind@icrinc.com

1540 Drew Avenue     ●     Davis, CA 95618     ●     Phone: 530-750-2800